Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Elite Education Group International Limited:

We hereby consent to the incorporation by reference in this Registration Statement of Elite Education Group International Limited on Amendment No. 2 to Form F-3 of our report dated December 30, 2021, relating to the consolidated financial statements which are incorporated in Elite Education Group International Limited’s Annual Report on Form 20-F for the year ended September 30, 2021, as filed with SEC on December 30, 2021.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

August 29, 2022

1600 Broadway, Suite 1600, Denver, CO, 80202, USA. Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us